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                                                                   EXHIBIT 23.1


The Board of Directors
Spatializer Audio Laboratories, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Spatializer Audio Laboratories, Inc. and subsidiaries of our report dated February 21, 1997, except for note 15 which is as of March 7, 1997, relating to the consolidated balance sheets of Spatializer Audio Laboratories, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1996 and 1995, the four-month period ended December 31, 1994, and the year ended August 31, 1994, which report appears in the December 31, 1996 annual report on the Form 10-K of Spatializer Audio Laboratories, Inc.



                                /s/ KPMG PEAT MARWICK LLP


Los Angeles, California
April 24, 1997